Exhibit 99.1

RAILAMERICA DECIDES NOT TO PROCEED WITH TRANZ RAIL
CASH TENDER OFFER

Boca Raton, FL – May 22, 2003 — RailAmerica, Inc. (NYSE: RRA), the world’s largest operator of short line and regional freight railroads, today announced that it would not pursue its previously announced proposed tender offer for the equity securities of Tranz Rail Holdings Limited (“Tranz Rail”) (NZSE: TRH.NZ).

     As previously indicated, the decision to proceed with an offer was predicated upon a satisfactory due diligence investigation of Tranz Rail.

     “As a result of our due diligence investigation, we have decided to withdraw our tender offer notice and not to commence any tender offer for Tranz Rail,” said Gary O. Marino, Chairman, President & CEO of RailAmerica. “We have determined that, under current circumstances, the proposed acquisition does not represent the opportunity for enhanced shareholder value that we had originally contemplated.”

     RailAmerica, Inc. (NYSE: RRA) is the world’s largest short line and regional railroad operator with 49 railroads operating approximately 12,900 miles in the United States, Canada, Australia and Chile. In Australia and Argentina, an additional 4,300 miles are operated under track access arrangements. The Company is a member of the Russell 2000® Index. www.railamerica.com

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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully complete or integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.